Exhibit 3.1
                                                                     -----------

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          UNITED INDUSTRIES CORPORATION

      David C. Pratt and Mark R. Gale, being the duly elected President and Secretary, respectively, of United Industries Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") do hereby certify that:

      1. The name of the Corporation is United Industries Corporation. The original Certificate of Incorporation was filed with the Delaware Secretary of State pursuant to the Act on April 16, 1973 under the name "Kensico Industries, Inc." A prior Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State pursuant to the Act on October 13, 1987 under the name of "United Industries Corporation." A prior Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State pursuant to the Act on November 16, 1992 under the name of "United Industries Corporation."

      2. The Amended and Restated Certificate of Incorporation (the "Certificate") has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

      3. The Certificate is hereby amended and restated as set forth in Exhibit A attached hereto and made a part hereof.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its president and Secretary on the 13th day of January, 1999.

                                                   UNITED INDUSTRIES CORPORATION

                                                   By: /s/ David C. Pratt
                                                       -------------------------
                                                       David C. Pratt, President


ATTEST:

/s/ Mark R. Gale
-----------------------------
Mark R. Gale, Secretary


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

                                    EXHIBIT A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          UNITED INDUSTRIES CORPORATION

                                   ARTICLE ONE

      The name of the corporation is United Industries Corporation (the "Corporation").


                                   ARTICLE TWO

      The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE THREE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE FOUR

                              A. AUTHORIZED SHARES

      The total number of shares of capital stock which the Corporation has authority to issue is forty thousand (40,000) shares, divided into two classes. The designation of each class, the number of shares of each class authorized, and the par value, if any of the shares of each class are as follows:



                                                             NUMBER      PAR VALUE
              CLASS                                        OF SHARES     PER SHARE
              -----                                        ---------     ---------
Class A Voting Common Stock ("Class A Common")              20,000         $1.00
Class B Non-Voting Common Stock ("Class B Common")          20,000         $1.00

      The Class A Common and the Class B Common are collectively referred to as "Common Stock."


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

                                 B. COMMON STOCK

      The distinguishing preferences, qualifications, limitations, restrictions and special or relative rights in respect of each class of Common Stock are as follows:

            1. All dividends shall, at all times be paid at the same rate per share on both the Class A Common and the Class B Common and if any dividend to paid in Common Stock of the Corporation, such dividend shall be paid in Common Stock of the same class as the shares with respect to which said dividend is paid.

            2. Upon the liquidation, dissolution or winding up of the Corporation, any and all assets and property for the Corporation remaining after payment or provision for the debts and liabilities of the Corporation shall be distributed ratably, on a share-for-share basis, to the holders of both Class A Common and Class B Common, without distinction as to class.

            3. The voting power for the election of directors, and for all other purposes, except as is otherwise specifically provided by the General Corporation Law of the State of Delaware, is vested exclusively in the holders of the Class A Common, the holders of the Class B Common expressly waiving any right to vote the Class B Common at elections for directors, or on any question or for any purpose whatsoever, except as is otherwise specifically provided by the General Corporation Law of the State of Delaware, and the holders of Class B Common shall not be entitled to, and expressly waive notice of and the right to participate in any meeting of shareholders unless matters are to be voted upon at such meeting upon which the holders of Class B Common are entitled to vote pursuant to the specific provisions of the General Corporation Law of the State of Delaware. Except as is otherwise specifically provided by the General Corporation Law of the State of Delaware, the Class A Common shall be entitled to one (1) vote per share.


                                  ARTICLE FIVE

      The Corporation is to have perpetual existence.


                                   ARTICLE SIX

      In furtherance and not in limitation of the powers conferred by statue, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.


                                  ARTICLE SEVEN

      Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of


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

directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.


                                  ARTICLE EIGHT

      To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                  ARTICLE NINE

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                    * * * * *


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